Exhibit 23.2

 Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aeroflex Incorporated:

We consent to the use of our report dated September 1, 2009 included in the registration statement on Form S-1 and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective July 1, 2007, and the provisions of Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, effective June 30, 2007.

   /s/ KPMG LLP

 Melville, New York
 September 22, 2009